Exhibit 99.1

FOR IMMEDIATE RELEASE:	November 4, 2014
NW Natural Reports Results for the
Three and Nine Months Ended September 30, 2014
___________________________________________________

•	Consolidated net loss was $8.7 million for the third quarter of 2014, or $0.32 per share, compared to $8.2 million, or $0.31 per share, in 2013.

•	Consolidated earnings for the nine months ended Sept. 30, 2014 were $30.2 million, or $1.11 per share, compared to $31.5 million, or $1.17 per share, in 2013.

•
Utility margin and net income increased $3.1 million and $0.8 million, respectively, during the third quarter of 2014 compared to last year, while gas storage operating revenues and net income decreased $2.7 million and $1.4 million, respectively.

•	Customer growth rate increased to 1.3% at Sept. 30, 2014, compared to 1.1% at Sept. 30, 2013.

•	NWN utility ranked first in residential customer satisfaction among large gas utilities in the West in the 2014 J.D. Power and Associates Study.

•	Utility received approval for new rate schedules designed to provide no-notice gas storage service under a currently proposed Mist expansion.

•	Dividend increase announced for the fourth quarter to $0.465 per share, which reflects the 59th consecutive year of increasing dividends paid and an indicated rate of $1.86 per share.
___________________________________________________
PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported a consolidated net loss of $8.7 million for the third quarter of 2014, or $0.32 per share, compared to a net loss of $8.2 million, or $0.31 per share, for the third quarter of 2013. Consolidated net income was $30.2 million, or $1.11 per share, for the first nine months of 2014, compared to net income of $31.5 million, or $1.17 per share, for the first nine months of 2013. The Company's earnings are typically lower during the third quarter due to the effect of decreased heating requirements on utility results.

"During the quarter the Company received notice that it once again ranked first in the J.D. Power residential customer satisfaction survey of large gas utilities in the West. This is the 13th consecutive year of top three rankings for the Company,” said Gregg Kantor, President and Chief Executive Officer. “We also announced in October a dividend increase for the fourth quarter, marking 59 consecutive years of increasing dividends paid.  These achievements reflect the deep commitment we have to deliver great service to our customers and solid returns for our shareholders.”

Consolidated Results
Net income for the third quarter of 2014 was down $0.5 million compared to the same period last year due to a $3.1 million increase in utility margin, offset by a $2.7 million decrease in gas storage operating revenues and a $0.9 million decrease in other income.

Net income for the first nine months of 2014 was $1.3 million lower than the same period last year due to an $11.1 million increase in utility margin, offset by a $5.6 million decrease in gas storage operating revenues and a combined $7.5 million decrease in net income from operation and maintenance expense, depreciation expense, and other income.

Utility Results
For the three months ended Sept. 30, 2014, the utility's net loss decreased by $0.8 million to $8.8 million, compared to a $9.6 million net loss for the same period in 2013. The decrease was driven by a $3.1 million increase in utility margin primarily due to customer growth, improvements in industrial and commercial margins, and additional rate-base returns on certain investments. Partially offsetting these margin gains were increases in operations and maintenance expense and depreciation expense, as well as a decrease in other income.

For the nine months ended Sept. 30, 2014, the utility's net income increased by $2.3 million to $29.4 million, compared to $27.1 million for the same period in 2013. Results reflected an increase in utility margin from customer growth, higher commercial and industrial margins, and rate-base returns on certain investments, partially offset by the same factors noted above.

Customer growth. NW Natural's customer growth rate for the trailing 12-month period ended Sept. 30, 2014 was 1.3%, with the Company serving approximately 700,000 customers. This compares to a growth rate of 1.1% for the same period in 2013. The Company added about 9,000 new customers during the last 12 months, compared to 7,800 customers added a year ago.

Utility Volumes and Margin.

	Three Months Ended		Nine months ended
	September 30,		September 30,		Change		% Change
Dollars and therms in thousands	2014	2013	2014	2013	QTD	YTD	QTD	YTD
Gas sales & transportation deliveries	152,329	159,133	766,799	771,420	(6,804)	(4,621)	(4.3)%	(0.6)%
Utility margin	$50,134	$47,050	$250,223	$239,151	$3,084	$11,072	6.6%	4.6%

For the quarter, total gas sales and transportation deliveries decreased 6.8 million therms, or 4%, compared to the same period last year due to warmer weather particularly in September, which delayed fall re-connections to gas service. However, utility margin for the quarter increased 7%, or $3.1 million, over last year due to customer growth and added rate-base returns on gas reserve and other investments as well as contributions related to our decoupling mechanism, which adjusts margin for changes in average use by residential and commercial customers.

For the nine-month period, total gas sales and transportation deliveries decreased 4.6 million therms, or 1%, mainly due to weather that was 6% warmer than last year and 8% warmer than average. Utility margin for the first nine months increased 5%, or $11.1 million, compared to last year primarily due to a $13.0 million increase from customer growth in all sectors, higher industrial margins, and added rate-base returns on our gas reserve and other investments. These increases were partially offset by $2.6 million of losses from the impact of higher gas costs on our incentive sharing mechanism.

North Mist Gas Storage Rate Schedules. The Company received approval for two new rate schedules from the OPUC in October 2014. These schedules are intended to allow the Company to provide no-notice gas storage service from Mist and are specifically designed to support services associated with the proposed expansion. The expansion would be supported by a contract with Portland General Electric (NYSE: POR) to serve gas-fired electric power generation facilities at Port Westward, which is located approximately 15 miles from Mist. This expansion project is subject to final approval of project costs, as well as notice to proceed from PGE, and the receipt of various other permits, certain regulatory approvals, and other conditions. If the Company receives final approval of projected costs and a notice to proceed from PGE in the fourth quarter of 2014, the Company would expect the expansion to proceed with an in-service date of 2017.

Gas Reserves. In the second quarter of 2014, the Company was notified by Jonah Energy LLC of investment opportunities in the sections of the Jonah field where the Company has ownership interests. The Company elected to participate in additional wells drilled in 2014 and may have the opportunity to participate in more wells in the future. The Company currently expects to invest approximately $10 million in 2014 under the amended agreement bringing the total investment under both the original and amended agreement in 2014 to approximately $29 million.

The Company filed an application requesting regulatory deferral in Oregon for these additional investments. We intend to file seeking cost recovery for additional wells drilled in 2014. A decision on the wells drilled in 2014 will occur when the parties and Commission review our filing seeking cost recovery and is expected in 2015. The cumulative investment of approximately $8 million in these additional wells has been accounted for as a utility investment.

Gas Storage Results
For the third quarter of 2014, gas storage net income decreased $1.4 million compared to the same period last year. The decrease was mainly driven by a $2.7 million drop in operating revenues from re-contracting certain expiring storage capacity for the 2014-15 gas storage year at substantially lower market prices than in previous years.

For the first nine months of 2014, gas storage net income decreased $4.0 million to $0.5 million, compared to $4.5 million for the same period in 2013. The decrease reflected a $5.6 million reduction in operating revenues due to re-contracting certain expiring capacity described above and a $1.7 million increase in power and repair costs at our Gill Ranch facility. The power costs increased due to higher injections into storage during the second quarter to replenish low storage levels following higher withdrawals this past winter. The repair cost increase reflected work at our Gill Ranch facility, which has now been in operation for three annual cycles. The Company is developing long-term repair and maintenance plans as well as evaluating potential capital improvements that may be needed to enhance the operations of the facility.

Consolidated Operations and Maintenance (O&M) Expense
Operations and maintenance expense for the third quarter of 2014 increased $0.3 million, or 1%, compared to last year due to higher utility non-payroll expenses offset by lower incentive compensation accruals. For the first nine months of 2014, O&M expenses increased $3.5 million, or 3%, compared to the same period for 2013 due to higher utility system maintenance and safety program and professional service costs, increased power and repair costs at our Gill Ranch facility; and a comparative increase in bad debt expense at the utility reflecting an adjustment to the uncollectible provision account balance in 2013. Offsetting these increases was a decrease in employee incentive compensation accruals.

Other Income and Expense, Net
Other income and expense, net for the third quarter of 2014 decreased $0.9 million and for the nine month period decreased $1.2 million compared to the same periods last year. The decreases primarily reflected lower interest income on net deferred regulatory balances as a result of insurance proceeds credited to regulatory balances for environmental costs. Our environmental deferred cost account subject to interest accruals changed from a net regulatory asset balance of $56 million at January 1, 2014 to a net regulatory liability balance of $33 million at Sept. 30, 2014.

Cash Flows
Cash provided by operations for the first nine months of 2014 was $215 million, compared to $157 million for the same period in 2013. The variance mainly reflected the receipt of environmental insurance proceeds, which totaled $102 million pre-tax, offset by an $18.0 million decrease from changes in deferred gas costs balances due to higher actual gas prices than prices set in the purchased gas adjustment, and a decrease of $11.3 million from changes in deferred tax liabilities mainly due to the tax effect of deferred environmental recoveries.

Earnings Guidance for 2014
The Company reaffirmed earnings guidance for 2014 in the range of $2.15 to $2.35 per share. The Company’s 2014 earnings guidance assumes a continued economic recovery, customer growth from the utility segment, average weather conditions, no significant changes in prevailing legislative and regulatory policies or outcomes, and resolution of the environmental cost recovery mechanism during 2014.

Dividend Declaration
The board of directors of NW Natural declared a quarterly dividend of 46.5 cents a share on the Company’s common stock. The dividends will be payable on Nov. 14, 2014 to shareholders of record on Oct 31, 2014. Currently, the Company’s indicated annual dividend rate is $1.86 per share.

Conference Call Arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Nov. 4, 2014 to review the Company's financial and operating results for the three and nine months ended Sept. 30, 2014.

To hear the conference call live, please dial 1-888-317-6016 within the United States and 1-855-669-9657 from Canada. International callers can dial 1-412-317-6016. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10053125). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at www.nwnatural.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, economic recovery, investments, hedge efficacy, gas reserve investments and their financial value and benefit, customer growth, weather, commodity and other costs, customer rates or rate recovery, financial positions, revenues and earnings, dividends, performance, operations and maintenance and capital expenses, facility enhancements, storage facility expansion or conditions or timing thereof, timing or effects of future regulatory proceedings or future regulatory approvals, effects of regulatory mechanisms, including, but not limited to, the environmental cost recovery mechanism and gas reserve investments, contracting levels or pricing, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 700,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $2.8 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with designed storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:	Media Contact:
Bob Hess	Kim Heiting
Phone: 503-220-2388	Phone: 503-220-2366
Email: rsh@nwnatural.com	Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Comparative Income Statements
(Consolidated - Unaudited)

	Three Months Ended
In thousands, except per share amounts	09/30/14	09/30/13	Change	% Change
Income from operations	$(5,077)	$(3,787)	$(1,290)	(34)%
Net loss	(8,733)	(8,233)	(500)	(6)

Diluted average shares of common stock outstanding	27,189	26,987	202	1
Diluted loss per share of common stock	(0.32)	(0.31)	(0.01)	(3)

	Nine Months Ended
In thousands, except per share amounts	09/30/14	09/30/13	Change	% Change
Income from operations	$83,217	$83,502	$(285)	—%
Net income	30,222	31,532	(1,310)	(4)

Diluted average shares of common stock outstanding	27,195	27,013	182	1
Diluted earnings per share of common stock	1.11	1.17	(0.06)	(5)

	Twelve Months Ended
In thousands, except per share amounts	09/30/14	09/30/13	Change	% Change
Income from operations	$142,461	$139,973	$2,488	2%
Net income	59,228	59,679	(451)	(1)

Diluted average shares of common stock outstanding	27,158	26,992	166	1
Diluted earnings per share of common stock	2.18	2.21	(0.03)	(1)

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (Unaudited)	September 30,	September 30,
In thousands	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$8,275	$16,105
Accounts receivable	30,468	29,821
Accrued unbilled revenue	12,442	16,493
Allowance for uncollectible accounts	(840)	(802)
Regulatory assets	52,250	26,293
Derivative instruments	5,587	1,452
Inventories	86,600	75,419
Gas reserves	21,455	18,083
Income taxes receivable	7,639	909
Deferred tax assets	5,100	—
Other current taxes	19,158	11,936
Total current assets	248,134	195,709
Non-current assets:
Property, plant, and equipment	2,990,662	2,865,860
Less: Accumulated depreciation	883,568	846,346
Total property, plant, and equipment, net	2,107,094	2,019,514
Gas reserves	131,745	115,218
Regulatory assets	263,321	387,676
Derivative instruments	602	1,682
Other investments	67,980	67,548
Restricted cash	3,000	4,000
Other non-current assets	11,648	14,566
Total non-current assets	2,585,390	2,610,204
Total assets	$2,833,524	$2,805,913
Liabilities and equity:
Current liabilities:
Short-term debt	$190,000	$141,300
Current maturities of long-term debt	40,000	60,000
Accounts payable	71,018	67,652
Taxes accrued	11,876	11,302
Interest accrued	10,427	11,143
Regulatory liabilities	23,352	16,506
Derivative instruments	5,520	8,275
Other current liabilities	33,481	26,289
Total current liabilities	385,674	342,467
Long-term debt	621,700	681,700
Deferred credits and other non-current liabilities:
Deferred tax liabilities	499,809	463,566
Regulatory liabilities	312,500	298,220
Pension and other postretirement benefit liabilities	142,502	210,943
Derivative instruments	551	1,404
Other non-current liabilities	118,531	77,322
Total deferred credits and other non-current liabilities	1,073,893	1,051,455
Equity:
Common stock	371,657	361,789
Retained earnings	386,461	377,096
Accumulated other comprehensive loss	(5,861)	(8,594)
Total equity	752,257	730,291
Total liabilities and equity	$2,833,524	$2,805,913

NORTHWEST NATURAL GAS COMPANY	Nine Months Ended
Consolidated Statements of Cash Flows (Unaudited)	September 30,
In thousands	2014	2013
Operating activities:
Net income	$30,222	$31,532
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	59,236	56,474
Regulatory amortization of gas reserves	13,795	8,132
Deferred tax liabilities, net	10,721	22,003
Non-cash expenses related to qualified defined benefit pension plans	3,795	4,256
Contributions to qualified defined benefit pension plans	(10,500)	(8,900)
Deferred environmental recoveries, net of (expenditures)	89,537	(10,805)
Other	(1,692)	(2,116)
Changes in assets and liabilities:
Receivables	100,931	70,154
Inventories	(25,931)	(7,817)
Taxes accrued	(3,085)	3,357
Accounts payable	(28,762)	(19,860)
Interest accrued	3,324	5,190
Deferred gas costs	(22,173)	(4,159)
Other, net	(4,554)	9,961
Cash provided by operating activities	214,864	157,402
Investing activities:
Capital expenditures	(86,552)	(86,287)
Utility gas reserves	(21,734)	(41,777)
Proceeds from sale of assets	—	6,580
Restricted cash	1,000	—
Other	82	2,116
Cash used in investing activities	(107,204)	(119,368)
Financing activities:
Common stock issued, net	5,460	3,754
Long-term debt issued	—	50,000
Long-term debt retired	(80,000)	—
Change in short-term debt	1,800	(48,950)
Cash dividend payments on common stock	(37,442)	(36,783)
Other	1,326	1,127
Cash used in financing activities	(108,856)	(30,852)
Increase (decrease) in cash and cash equivalents	(1,196)	7,182
Cash and cash equivalents, beginning of period	9,471	8,923
Cash and cash equivalents, end of period	$8,275	$16,105

Supplemental disclosure of cash flow information:
Interest paid	$30,701	$28,353
Income taxes paid	14,945	570

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (Unaudited)
Third Quarter - 2014

	Three Months Ended			Nine Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	September 30,			September 30,			September 30,
	2014	2013	Change	2014	2013	Change	2014	2013	Change
Operating revenues	$87,199	$88,195	(1)%	$513,754	$497,770	3%	$774,502	$727,246	6%

Operating expenses:
Cost of gas	32,227	33,655	(4)	245,708	235,156	4	383,850	348,668	10
Operations and maintenance	32,968	32,636	1	103,085	99,610	3	140,088	133,544	5
General taxes	7,143	6,954	3	22,508	23,028	(2)	29,436	29,900	(2)
Depreciation and amortization	19,938	18,737	6	59,236	56,474	5	78,667	75,161	5
Total operating expenses	92,276	91,982	—	430,537	414,268	4	632,041	587,273	8
Income from operations	(5,077)	(3,787)	(34)	83,217	83,502	—	142,461	139,973	2
Other income and expense, net	407	1,300	(69)	2,052	3,270	(37)	3,451	4,157	(17)
Interest expense, net	10,805	11,347	(5)	34,024	33,543	1	45,653	44,537	3
Income before income taxes	(15,475)	(13,834)	(12)	51,245	53,229	(4)	100,259	99,593	1
Income tax expense	(6,742)	(5,601)	20	21,023	21,697	(3)	41,031	39,914	3
Net income (loss)	$(8,733)	$(8,233)	(6)	$30,222	$31,532	(4)	$59,228	$59,679	(1)

Common shares outstanding:
Average diluted for period	27,189	26,987		27,195	27,013		27,158	26,992
End of period	27,203	27,001		27,203	27,001		27,203	27,001

Per share information:
Diluted earnings (loss) per share	$(0.32)	$(0.31)		1.11	1.17		$2.18	$2.21
Dividends declared per share of common stock	0.460	0.455		1.380	1.365		1.84	1.82
Book value per share, end of period	27.65	27.05		27.65	27.05		27.65	27.05
Market closing price, end of period	42.25	41.98		42.25	41.98		42.25	41.98

Capital Structure, end of period:
Common stock equity	46.9%	45.3%		46.9%	45.3%		46.9%	45.3%
Long-term debt	38.8	42.2		38.8	42.2		38.8	42.2
Short-term debt (including amounts due in one year)	14.3	12.5		14.3	12.5		14.3	12.5
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Utility operating statistics:
Customers, end of period	695,902	687,018	1.3%	695,902	687,018	1.3%	695,902	687,018	1.3%
Utility volumes (therms):
Residential and commercial sales	49,843	54,052		420,532	426,029		666,409	626,498
Industrial sales and transportation	102,486	105,081		346,267	345,391		475,401	471,151
Total utility volumes sold and delivered	152,329	159,133		766,799	771,420		1,141,810	1,097,649
Utility operating revenues:
Residential and commercial sales	$68,369	$67,584		$451,557	$434,105		$690,702	$641,602
Industrial sales and transportation	15,588	14,625		53,955	49,373		73,462	67,862
Other revenues	602	600		3,245	3,371		3,928	4,245
Less: Revenue taxes	2,198	2,104		12,826	12,542		19,286	18,284
Total utility operating revenues	82,361	80,705		495,931	474,307		748,806	695,425
Less: Cost of gas	32,227	33,655		245,708	235,156		383,850	348,668
Utility margin	$50,134	$47,050		$250,223	$239,151		$364,956	$346,757

Degree days:
Average (25-year average)	95	95		2,641	2,641		4,240	4,249
Actual	18	86	(79)%	2,438	2,581	(6)%	4,236	4,016	5%
Percent colder (warmer) than average weather	(81)%	(9)%		(8)%	(2)%		—%	(5)%